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                                                                    Exhibit 99.1

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CONTACT:                                              FOR IMMEDIATE RELEASE

Howard E. Rose
Chief Financial Officer
(847) 294-1130 ext. 1291

Jane F. Casey
Vice President
(203) 661-1926 ext. 619


                 BLYTH INDUSTRIES ANNOUNCES THREE FOR TWO STOCK SPLIT

GREENWICH, CT, June 5, 1997: Blyth Industries, Inc. (NYSE: BTH) announced today that its Board of Directors approved yesterday a three for two stock split of its common stock, to be effected as a stock dividend. Stockholders of record as of close of business on June 16, 1997 will receive one additional share, in the form of a stock dividend, for every two shares held by them. The additional shares will be distributed to stockholders on or about June 26, 1997. Upon completion of the distribution of the stock dividend, Blyth will have approximately 49 million shares of common stock outstanding.

Robert B. Goergen, Chairman and CEO said, "Based on the strength of first quarter results and the expected continued growth in sales and earnings in the current fiscal year (ending January 31, 1998), the Board of Directors of Blyth Industries concluded that a 50% stock dividend to shareholders was appropriate."

Blyth Industries, Inc., headquartered in Greenwich, Connecticut, designs, manufactures, markets and distributes an extensive line of candles and home fragrance products including scented candles, outdoor citronella candles, potpourri and auto fragrance products and markets a broad range of related candle accessories and decorative gift bags. Its products are sold under various brand names, including Colonial Candle of Cape Cod-Registered Trademark-, PartyLite Gifts-Registered Trademark-, Carolina Designs-TM-, Ambria-TM-, Florasense-Registered Trademark-, Jeanmarie-Registered Trademark-and FilterMate-TM-.

Blyth Industries, Inc. can be found on the Internet at www.blythindustries.com.

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